UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 8, 2006
PGT, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52059	20-0634715
(Commission File Number)	(IRS Employer Identification No.)
1070 Technology Drive, North Venice, Florida 34275
(Address of Principal Executive Offices, Including Zip Code)
(941) 480-1600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (d) On September 8, 2006, the Board of Directors (the “Board”) of PGT, Inc. (the “Company”) increased the size of the Board from 8 members to 9 members and elected Mr. M. Joseph McHugh to the Board as a Class I Director, to hold office until the 2007 annual meeting of the Company’s stockholders or until his successor has been duly elected and qualified. Mr. McHugh will receive compensation in accordance with policies and procedures previously approved by the Board for all directors, other than directors who are employees of the Company or who are designees of the Company’s majority stockholder.
     Per those policies, Mr. McHugh will receive the following compensation: (a) an annual cash retainer of $40,000; (b) a grant under the Company’s 2006 Equity Incentive Plan of restricted shares of common stock with a value at the time of issuance of approximately $40,000 per year for each year of service as a director (pursuant to the Company’s Form of PGT, Inc. 2006 Equity Incentive Plan Restricted Stock Award Agreement, incorporated by reference herein from Exhibit 10.24 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 7, 2006); (c) a fee of $1,000 per day for each meeting of the Board (or committee thereof) attended; and (d) an annual cash retainer of $5,000 for each committee on which he serves.
     Mr. McHugh will serve as a member and Chairman of the Audit Committee (the “Audit Committee”) of the Board, giving the Board an Audit Committee composed of a majority of independent directors. In connection with the appointment of Mr. McHugh to the Audit Committee, Mr. Brett N. Milgrim has resigned as a member of the Audit Committee, and Mr. Alexander R. Castaldi has resigned as the Chairman of the Audit Committee. Mr. Milgrim remains a Class II Director of the Company, and Mr. Castaldi remains a member of the Audit Committee and a Class I Director of the Company.
ITEM 7.01. Regulation FD Disclosure.
     On September 12, 2006, the Company issued the news release attached as Exhibit 99.1 hereto announcing the election of Mr. McHugh to the Company’s Board of Directors.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT, INC.
By:	/s/ Mario Ferrucci III
	Name:	Mario Ferrucci III
	Title:	Vice President, Corporate Counsel, and Secretary

Dated: September 12, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of PGT, Inc., dated September 12, 2006.